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                         200 - 675 West Hastings Street
                           Vancouver, British Columbia
                                     V6B 1N2
                            Telephone: (604) 681-7600
                            Facsimile: (604) 681-7622
                            E-Mail: greg@yankelaw.com

February 10, 2005

Matrix Ventures, Inc.
#5 - 2118 Eastern Avenue
North Vancouver, B.C. V7L 3G3

Dear Sirs:

Re:      Financial Statements

You have asked me to provide you with a legal opinion regarding the ability of a Nevada company, such as Matrix Ventures, Inc., to hold title to mineral claims in Canada.

Based upon my review of applicable Canadian law and policy, I advise as follows:

1. an individual must be either a Canadian resident or a non-resident who is authorized by the Canadian federal government to work in Canada in order to qualify to hold title to mineral claims in Canada; and

2. a corporation must be registered in the jurisdiction in which the mineral claims are located in order to hold title to such mineral claims.

Accordingly, in order to qualify to hold title to mineral claims in Canada, Matrix Ventures, Inc. must register as a corporation in the jurisdiction. The cost of such registration is $350 (Canadian funds) and the application takes approximately one week to complete.

Yours truly,

GREGORY S. YANKE LAW CORPORATION

PER:  /s/ Greg Yanke

GREG YANKE